UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2006

Digene Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1201 Clopper Road, Gaithersburg, Maryland		20878
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(301) 944-7000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2006, Digene Corporation (the "Company") entered into a transition agreement with Evan Jones, pursuant to which Mr. Jones will resign as Chief Executive Officer of the Company and transition to the role of non-executive Chairman of the Board of the Company. As previously announced, Daryl J. Faulkner will become the Company’s President and Chief Executive Officer, and will join its Board of Directors, on December 11, 2006.

Under the transition agreement, Mr. Jones’ status as Chief Executive Officer will cease on December 11, 2006, his status as an employee of the Company will end on December 31, 2006, and he will become non-executive Chairman of the Board on January 1, 2007. His current Employment Agreement and Change in Control Employment Agreement with the Company will terminate on December 31, 2006.
As non-executive Chairman of the Board, Mr. Jones will receive the compensation paid to other non-employee directors and will be paid an additional annual retainer of $50,000 for service as non-executive Chairman. During his service as a director, his outstanding employee stock option awards and Performance Shares awards will continue to vest in accordance with the terms of the Company’s Amended & Restated Equity Incentive Plan, and the applicable equity award documents. If Mr. Jones ceases to be a director of the Company at the request of the Board prior to October 2008, or if he is not re-nominated to an additional term at the 2008 Annual Meeting of stockholders, his outstanding stock option awards will vest in full. If Mr. Jones ceases to be a director before his Performance Shares awards vest, his outstanding Performance Shares awards will be prorated for that portion of the applicable performance period during which he served as an employee or director of the Company and will vest at target.

The transition agreement contains non-compete, non-solicitation and invention disclosure covenants.

The transition agreement will be filed by the Company as an exhibit to its Form 10-Q for the period ending December 31, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digene Corporation

November 28, 2006	By:	/s/ Vincent J. Napoleon

Name: Vincent J. Napoleon
Title: Senior Vice President, General Counsel and Secretary